Exhibit 99.1

Vision-Sciences Announces Revenue of $4.2 Million for Fourth Quarter and $15.3 Million for Full Year Fiscal 2013

Orangeburg, NY – April 29, 2013 – Vision-Sciences, Inc. (NasdaqCM: VSCI), a leading provider of unique flexible endoscopic products utilizing its proprietary sterile disposable EndoSheath® technology, today announced financial results for its fourth quarter and fiscal year 2013, ended March 31, 2013.

Fourth Quarter Fiscal Year 2013 Highlights
•	Net sales were $4.2 million, compared with $4.0 million in the third quarter of fiscal 2013 and $4.6 million in the fourth quarter of fiscal 2012;
•	Operating loss decreased 29% to $2.0 million compared to $2.8 million in the same quarter last year; and
•	Net loss improved by 34% to $2.0 million, or ($0.04) per basic and diluted share, compared to $3.1 million, or ($0.07) per basic and diluted share, in the fourth quarter of fiscal 2012.

Fiscal Year 2013 Highlights
•	Net sales were $15.3 million, compared with $16.7 million in fiscal 2012;
•	Operating loss decreased 17% to $8.4 million compared to $10.1 million last year; and
•	Net loss improved by 5% to $10.5 million, or ($0.23) per basic and diluted share, compared to $11.0 million, or ($0.25) per basic and diluted share, in fiscal 2012.
•	Excluding the loss on extinguishment of debt, non-GAAP net loss for fiscal 2013 was $9.3 million, or ($0.20) per basic and diluted share, an improvement of 16% over fiscal 2012.

“2013 was a rebuilding year for Vision-Sciences and marked the implementation of our new strategy to focus primarily on the acute-care hospital and bariatric markets, where our value proposition resonates the most,” commented Cynthia Ansari, President and Chief Executive Officer of Vision-Sciences, Inc. “Our relevance and acceptance has increased in these markets, our sales pipeline is robust, and our average selling price continues to grow. This strong foundation should enable Vision-Sciences’ growth in fiscal 2014 and beyond.”

Results of Operations

Fourth Quarter Fiscal Year 2013 versus Fourth Quarter Fiscal Year 2012

Net sales in the fourth quarter of fiscal 2013 decreased 9% to $4.2 million from $4.6 million in the same period a year ago, primarily due to the absence of spine system sales to SpineView, Inc. in the fiscal 2013 quarter. Sequentially, net sales in the fourth quarter increased 6% from $4.0 million as reported during the third quarter of fiscal 2013.

Net sales detail (in thousands, except for percentages) for the three-month periods were as follows:

	Three Months Ended
	March 31,
Market/Category	2013	2012	%
	(unaudited)	(unaudited)
Urology	$2,074	$1,916	8%
ENT	479	493	-3%
Surgery / GI	124	186	-33%
Critical Care / Pulmonology	264	331	-20%
Spine	-	225	-100%
Repairs, peripherals, and accessories	499	527	-5%
Total net medical sales	3,440	3,678	-6%
Total net industrial sales	760	913	-17%
Net sales	$4,200	$4,591	-9%

Gross profit was $1.2 million in the fourth quarters of fiscal 2013 and 2012. Gross margin for the period increased 300 basis points to 29% from 26% in the fourth quarter of fiscal 2012. The gross margin improvement was primarily attributable to higher domestic average selling prices as evidenced by the year-over-year increases of 53% and 87% realized for the Company’s surgical and critical care video platforms, respectively.

Selling, general and administrative (“SG&A”) expenses were $2.8 million in the fourth quarter of fiscal 2013, a decrease of $0.2 million, or 8%, over the same period last year. The decrease was primarily due to lower salaries and benefits expense ($119 thousand) and a reduction in trade show and convention costs ($46 thousand). As a percentage of net sales, SG&A was 67% in the fourth quarter of fiscal 2013, up slightly from the 65% reported in the same period last year.

Research and development (“R&D”) expenses were $0.5 million in the fourth quarter of fiscal 2013, a decrease of $0.5 million, or 54%, over the same period last year. The decrease was primarily attributable to lower product development costs associated with the Company’s next generation digital processing unit, the DPU-7000 ($0.2 million), the flexible ureteroscope for Stryker ($0.1 million), and the 2.0 mm flexible endoscope for SpineView ($0.1 million). All of these products are now commercially available for sale. As a percentage of net sales, R&D decreased to 11% from 22% reported during the same period last year.

The Company’s operating loss improved 29% to $2.0 million during the fourth quarter of fiscal 2013 driven by lower operating expenses of $0.8 million.

Full Year Fiscal 2013 versus Full Year Fiscal 2012

Net sales for the full year fiscal 2013 decreased 8% to $15.3 million from $16.7 million reported during the full year fiscal 2012. The year-over-year net sales decline was primarily attributable to lower urology sales to Stryker ($1.2 million) stemming from initial stocking of product in fiscal 2012 to support their April 2011 launch efforts.

Net sales detail (in thousands, except for percentages) for fiscal years 2013 and 2012 were as follows:

	Fiscal Year Ended
	March 31,
Market/Category	2013	2012	%
	(unaudited)	(audited)
Urology	$5,439	$7,167	-24%
ENT	1,896	1,922	-1%
Surgery / GI	1,019	952	7%
Critical Care / Pulmonology	789	895	-12%
Spine	440	837	-47%
Repairs, peripherals, and accessories	2,047	1,962	4%
Total net medical sales	11,630	13,735	-15%
Total net industrial sales	3,657	2,951	24%
Net sales	$15,287	$16,686	-8%

Gross profit for fiscal 2013 decreased 15% to $4.3 million compared to $5.1 million for fiscal 2012. Gross margin for the period decreased approximately 200 basis points to 28% from 30% in fiscal 2012, primarily attributable to a reduction in the allocation of manufacturing expenses to support research and development activities (gross margin percentage point impact of 3% in fiscal 2013).

SG&A expenses were $11.0 million for fiscal 2013, a decrease of $1.1 million, or 9%, compared to fiscal 2012. The decrease was primarily attributable to lower stock-based compensation expense ($0.5 million), lower vacation pay expense ($0.3 million), and a reduction in trade show and convention costs ($0.2 million). As a percentage of net sales, SG&A was essentially unchanged at 72% for fiscal 2013 as compared to the prior year.

R&D expenses were $1.8 million for fiscal 2013, a decrease of $1.3 million, or 42%, compared to fiscal 2012. The decrease was primarily attributable to lower product development costs associated with the aforementioned products ($0.7 million) and a reduction in manufacturing efforts to support product development activities ($0.5 million). As a percentage of net sales, R&D decreased to 12% from 19% as reported in fiscal 2012.

The Company’s operating loss improved 17% to $8.4 million in fiscal 2013 from $10.1 million in fiscal 2012, primarily attributable to a $2.4 million decline in operating expenses, period to period.

At March 31, 2013, the Company had cash and cash equivalents of $0.8 million and working capital of $7.0 million, as compared to cash and cash equivalents of $1.3 million and working capital of $6.6 million at December 31, 2012 and cash and cash equivalents of $2.7 million and working capital of $6.0 million at March 31, 2012. The Company presently has $3.0 million of capital available under a $20.0 million convertible note with Lewis C. Pell, the Company’s Chairman.

Conference Call
Cynthia Ansari, President and Chief Executive Officer, and Keith Darragh, VP, Finance and Principal Financial and Accounting Officer, will host a conference call to discuss the fourth quarter and full year fiscal 2013 financial results at 8:30 a.m. ET, on Tuesday, April 30, 2013.

Conference dial-in:	(877) 303-1595
International dial-in:	(970) 315-0449
Conference ID:	43081267
Webcast:	http://ir.visionsciences.com/

An audio replay of the conference call will be available from 11:30 a.m. ET on Tuesday, April 30, 2013, through 11:30 p.m. ET on Monday, May 6, 2013 by dialing (855) 859-2056 from the U.S. or (404) 537-3406 from abroad. The audio webcast will also be available in the investor section of the Company’s website, www.visionsciences.com.

Use of Non-GAAP Financial Measures
Non-GAAP net loss and non-GAAP net loss per share excludes non-cash or non-operational activities. As a result, the Company uses these measures to assess and analyze its operational results and trends and to make financial and operations decisions. The Company also believes these non-GAAP financial measures are useful to investors, because they provide greater transparency regarding the Company’s operating performance. These non-GAAP financial measures should not be considered measures of the Company’s liquidity. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliations between non-GAAP financial measures and GAAP financial measures for net loss and net loss per share are included in a table accompanying this press release after the unaudited condensed consolidated financial statements.

About Vision-Sciences, Inc.
Vision-Sciences, Inc. designs, develops, manufactures and markets products for flexible endoscopy. The company’s unique product lines feature a streamlined visualization system and proprietary sterile disposable microbial barrier, known as EndoSheath technology, providing users with efficient and cost effective endoscope turnover while enhancing patient safety.  Currently, Vision-Sciences offers solutions for five main healthcare areas: urology, pulmonology (critical care), gastroenterology (GI), ENT (ear, nose and throat) and spine.  Information about Vision-Sciences’ products is available at www.visionsciences.com.

Vision Sciences®, Slide-On®, EndoSheath®, EndoWipe® and The Vision System® are registered trademarks of Vision-Sciences, Inc.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are any statements that are not historical facts.  These forward-looking statements are based on Vision-Sciences’ current expectations, and should not be relied upon as representing its views as of any subsequent date.  Forward-looking statements are subject to a variety of risks and uncertainties that could cause the Company’s actual results to differ materially from the statements contained herein; risk factors are detailed in the Company’s most recent annual report and other filings with the U.S. Securities and Exchange Commission.  There is no assurance that any future results or events discussed in these statements will be achieved.  The Company does not assume any obligation to update any forward-looking statements as a result of new information or future events or developments, except as may be required by law.

Contacts:
Keith Darragh	Lisa Wilson
VP, Finance and Principal Financial and Accounting Officer	President
Vision-Sciences, Inc.	In-Site Communications, Inc.
(845) 365-0600	(212) 452-2793
invest@visionsciences.com	lwilson@insitecony.com

(Financial tables follow)

Vision-Sciences, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(audited)

Net sales	$4,200	$4,591	$15,287	$16,686
Cost of sales	2,972	3,388	10,945	11,601
Gross profit	1,228	1,203	4,342	5,085

Selling, general, and administrative expenses	2,794	2,991	10,999	12,045
Research and development expenses	459	994	1,820	3,155
Operating loss	(2,025)	(2,782)	(8,477)	(10,115)

Interest income	-	-	4	9
Interest expense	(36)	(160)	(503)	(489)
Debt cost expense	-	(143)	(272)	(372)
Loss on extinguishment of debt	-	-	(1,244)	-
Other, net	(6)	(5)	(53)	(48)
	(42)	(308)	(2,068)	(900)
Loss before provision for income taxes	(2,067)	(3,090)	(10,545)	(11,015)
Income tax provision	2	1	12	1
Net loss	$(2,069)	$(3,091)	$(10,557)	$(11,016)

Net loss per common share - basic and diluted	$(0.04)	$(0.07)	$(0.23)	$(0.25)

Weighted average number of shares outstanding - basic and diluted	46,076	44,496	45,945	44,246

Vision-Sciences, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)

	March 31,	March 31,
	2013	2012
ASSETS	(unaudited)	(audited)
Current assets:
Cash and cash equivalents	$788	$2,674
Accounts receivable, net	3,624	2,132
Inventories, net	5,158	3,970
Prepaid expenses and other current assets	276	197
Total current assets	9,846	8,973

Property and equipment, net	1,454	2,033
Deferred debt cost, net	-	1,516
Other assets, net	77	77
Total assets	$11,377	$12,599

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$1,300	$587
Accrued compensation	656	657
Accrued expenses	728	944
Deferred revenue	130	-
Capital lease obligations	75	91
Advances from customers	-	672
Total current liabilities	2,889	2,951

Convertible debt—related party	17,000	-
Line of credit—related party	-	10,000
Deferred revenue, net of current portion	62	-
Capital lease obligations, net of current portion	22	97
Total liabilities	19,973	13,048

Commitments and Contingencies
Stockholders’ deficit:
Preferred stock, $0.01 par value Authorized—5,000 shares; issued and outstanding—none	-	-
Common stock, $0.01 par value Authorized—75,000 shares; issued—46,249 shares and 45,396 shares, respectively	463	454
Additional paid-in capital	100,819	98,382
Treasury stock at cost, 34 shares and 7 shares of common stock, respectively	(50)	(14)
Accumulated deficit	(109,828)	(99,271)
Total stockholders’ deficit	(8,596)	(449)
Total liabilities and stockholders’ deficit	$11,377	$12,599

Vision-Sciences, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands, except per share amounts)

	Fiscal Year Ended
	March 31,
	2013	2012
Cash flows from operating activities:	(unaudited)	(audited)
Net loss	$(10,557)	$(11,016)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	1,469	2,018
Depreciation and amortization	795	832
Provision for (recovery of) bad debt expenses	5	(1)
Debt cost expense	272	372
Loss on extinguishment of debt	1,244	-
Loss on disposal of fixed assets	58	48
Changes in assets and liabilities:
Accounts receivable	(1,497)	(539)
Inventories	(1,372)	1,773
Prepaid expenses and other current assets	(79)	135
Other assets	-	(9)
Accounts payable	713	(334)
Accrued expenses	(216)	162
Accrued compensation	(1)	(49)
Deferred revenue	49	-
Advances from customers	(529)	(5,021)
Net cash used in operating activities	(9,646)	(11,629)
Cash flows from investing activities:
Purchases of property and equipment	(95)	(209)
Proceeds from disposal of fixed assets	5	10
Net cash used in investing activities	(90)	(199)
Cash flows from financing activities:
Proceeds from issuance of convertible debt—related party	7,000	-
Advance on line of credit—related party	-	5,000
Payment of costs related to line of credit—related party	-	(5)
Net proceeds from sale of common stock	878	-
Proceeds from exercise of stock options	99	428
Common stock repurchased	(36)	(14)
Payments of capital leases	(91)	(87)
Net cash provided by financing activities	7,850	5,322
Net decrease in cash and cash equivalents	(1,886)	(6,506)
Cash and cash equivalents at beginning of period	$2,674	$9,180
Cash and cash equivalents at end of period	$788	$2,674

Vision-Sciences, Inc. and Subsidiaries
Non-GAAP Financial Measures and Reconciliation
(In thousands, except per share amounts)

	Three Months Ended			Fiscal Year Ended
	March 31,			March 31,
Non-GAAP Financial Measures and Reconciliation	2013	2012	Difference	2013	2012	Difference
	(unaudited)	(unaudited)		(unaudited)	(audited)
GAAP net loss	$(2,069)	$(3,091)	$1,022	$(10,557)	$(11,016)	$459
Add: loss on extinguishment of debt	-	-	-	1,244	-	1,244
Non-GAAP net loss	$(2,069)	$(3,091)	$1,022	$(9,313)	$(11,016)	$1,703

Non-GAAP net loss per common share - basic and diluted	$(0.04)	$(0.07)		$(0.20)	$(0.25)

Weighted average number of shares outstanding - basic and diluted	46,076	44,496		45,945	44,246